Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 (the “Registration Statement”) of The Fresh Market Holdings, Inc. (the “Company”), and any amendments or supplements thereto, as a person about to become a director of the Company.

Dated: July 16, 2021	/s/ Sue Gove
Name: Sue Gove